EXHIBIT 3.1

AMENDED AND RESTATED
ARTICLES OF INCORPORATION

OF

GENCO SHIPPING & TRADING LIMITED

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

A.            The name of the Corporation (herein the “Corporation”) shall be:

GENCO SHIPPING & TRADING LIMITED

B.            The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

C.            The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.            The aggregate number of shares of stock that the Corporation is authorized to issue is One Hundred and Twenty- Five Million (125,000,000) registered shares, of which 100,000,000 shall be designated common shares with a par value of one United States cent (US$0.01) per share, and 25,000,0000 shall be designated as blank check preferred shares (hereinafter referred to as preferred shares) with a par value of one United States cent (US$0.01) per share.  The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.

E.             The Corporation shall have every power which a corporation now or hereafter organized under the BCA may have.

F.       The name and address of the incorporator is:

Name	Post Office Address
Majuro Nominees Ltd.	P.O. Box 1405 Majuro Marshall Islands

G.            Corporate existence began upon filing the initial Articles of Incorporation with the Registrar of Corporations on September 27, 2004.

H.            (a)           Board of Directors shall be divided into three (3) classes of directors, which shall be as nearly equal in number as the then total number of directors constituting the entire Board of Directors will permit, and which are hereby designated as Class I, Class II and Class III, respectively.  The members of the first Board of Directors shall be elected and classified by the incorporator or by its proxy.  The term of office of each initial Class I director shall expire at the first annual meeting of shareholders, that of each initial Class II director shall expire at the second annual meeting of shareholders and that of each initial Class III director shall expire at the third annual meeting of shareholders.  At each annual meeting of shareholders, directors to succeed those whose term expire at such annual meeting shall be elected to hold office for a term expiring at the third succeeding annual meeting of shareholders and until their respective successors are elected and have qualified or until their respective death, resignation, removal or earlier termination of office.  Any vacancies in the Board of Directors for any reason shall be filled by the vote of a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office for the unexpired term of his predecessor.  Any directorship resulting from an increase in the number of directors shall be filled by the vote of a majority of the members of the Board of Directors then in office, although less than a quorum.  Any increase or any decrease in the number of directors constituting the entire Board of Directors shall be so apportioned among the classes as to make all classes as nearly equal in number as possible.  Should the number of directors be increased by the Board of Directors and such directorship are filled by the Board of Directors, the shareholders shall classify the additional directors at the annual meeting of shareholders next ensuing or by unanimous written consent of all shareholders at any time after such increase.  No decrease in the number of directors shall shorten the term of any incumbent director. Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(b)           Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose or by a majority of the members of the board of directors then in office. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this Section (b) of this Article H shall not apply with respect to the director or directors elected by such holders of preferred stock.

(c)           Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified bylaws, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article H.

I.              The Board of Directors of the Corporation is expressly authorized to make, alter, amend or repeal the by laws of the Corporation by a vote of not less than a majority of the entire Board of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the by laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article I.

J.             Except as provided in this Article J, special meetings of the shareholders may be called by the Chairman, President or Secretary of the Corporation at the request in writing or by resolution, by a majority of the board of directors. The Chairman, President or Secretary of the Corporation upon receiving the written demand shall give notice of such meeting, not less than 15 business days prior to such meeting. Such notice shall state the purpose or purposes of the proposed special meeting.  The business transacted at any special meeting shall be limited to the purposes stated in the notice of such meeting.

(a)           Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

(b)           Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), the affirmative vote of the holders of 66 2/3% of the outstanding shares of common stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article J.

K.            (a)           The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)           prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

(2)           upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)           at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder; or

(4)           the shareholder became an Interested Shareholder prior to the consummation of the initial public offering of the Corporation’s common stock under the United States Securities Act of 1933, as amended.

(b)           The restrictions contained in this section shall not apply if:

(1)           A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)           The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board; and (iii) is approved or not opposed by a majority of the members of the Board then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors. The proposed transactions referred to in the preceding sentence are limited to:

(i)            a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);
(ii)           a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

(iii)          a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (i) or (ii) of section (b)(2) of this Article J.

                                                (c)           For the purpose of this Article J only, the term:

(1)           “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

(2)           “Associate,” when used to indicate a relationship with any person, means: (i) Any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(3)           “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)                                     Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder or any of its affiliates, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder.

(ii)                                  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares;

(iii)                               Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any share of such subsidiary, to the Interested Shareholder, except: (A)

                                                pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C)-(E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of the any class or series of shares;

(iv)                              Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares, or securities convertible into any class or series of shares, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)                                 Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)           “Control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20 percent or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

(5)           “Interested Shareholder” means any person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)           “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)           “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

(8)           “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)                                     Beneficially owns such shares, directly or indirectly; or

(ii)                                  Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)                               Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)           Any amendment of this Article K shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)           Notwithstanding any other provisions of these Articles of Incorporation or the by laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by laws of the Corporation), the affirmative vote of the holders of 66 2/3% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article K.

L.             The Corporation may transfer its corporate domicile from the Marshall Islands to any other place in the world.

IN WITNESS WHEREOF, I have executed this instrument on July 5, 2005.

Peter C. Georgiopoulos

by:	/s/ Peter C. Georgiopoulos